Exhibit 13(a)(4)(ii) to Form N-CSR

December 7, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm to Resource Real Estate Diversified Income Fund and, under the date of November 29, 2019, we reported on the statement of assets and liabilities of the Resource Real Estate Diversified Income Fund, including the schedule of investments, as of September 30, 2019, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. On June 9, 2020, we were dismissed as the Independent Registered Public Accounting Firm of the trust. We have read Goldman Sachs Real Estate Diversified Income Fund statement included under Exhibit 13(a)(4)(i) of its Form N-CSR, and we agree with such statements.

Sincerely,

/s/ BBD, LLP
BBD, LLP